Auditors’ Report

To the Shareholders of Talisman Energy Inc.

We have audited the Consolidated Balance Sheets of Talisman Energy Inc. as at December 31, 2003 and 2002 and the Consolidated Statements of Income, Retained Earnings and Cash Flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and US generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these Consolidated Financial Statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles. We also report that, in our opinion, these principles have been applied, except for the change in the method of accounting for goodwill as explained in note 1(o) to the Consolidated Financial Statements, on a basis consistent with that of the preceding year.

Calgary, Canada	Ernst & Young LLP
February 27, 2004	Chartered Accountants

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Consolidated Balance Sheets

(December 31)

(millions of Canadian dollars)		2003	2002

Assets
Current
Cash and cash equivalents		98	27
Accounts receivable		760	719
Inventories (note 3)		100	147
Prepaid expenses		17	24

		975	917

Accrued employee pension benefit asset (note 16)		63	67
Other assets		76	99
Goodwill (note 2)		473	469
Property, plant and equipment (note 4)		9,778	10,042

		10,390	10,677

Total assets		11,365	11,594

Liabilities
Current
Accounts payable and accrued liabilities		1,064	803
Income and other taxes payable		154	186

		1,218	989

Deferred credits		57	57
Provision for future site restoration (note 10)		840	813
Long-term debt (note 5)		2,203	2,997
Future income taxes (note 13)		2,088	2,236

		5,188	6,103

Contingencies and commitments (note 10)
Shareholders’ equity
Preferred securities (note 6)		431	431
Common shares (note 7)		2,725	2,785
Contributed surplus		73	75
Cumulative foreign currency translation (note 8)		(114)	140
Retained earnings		1,844	1,071

		4,959	4,502

Total liabilities and shareholders’ equity		11,365	11,594

See accompanying notes.

On behalf of the board:

Douglas D.Baldwin	Dale G. Parker
Chairman of the Board	Director

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Consolidated Statements of Income

(Years ended December 31)

]

(millions of Canadian dollars)	2003	2002	2001

Revenue
Gross sales	5,295	5,299	5,047
Less royalties	894	927	989

Net sales	4,401	4,372	4,058
Other (note 11)	76	80	82

Total revenue	4,477	4,452	4,140

Expenses
Operating	1,099	1,115	946
General and administrative	152	138	108
Depreciation, depletion and amortization	1,443	1,495	1,313
Dry hole	251	174	113
Exploration	213	185	147
Interest on long-term debt	137	164	139
Stock-based compensation (note 7)	185	—	—
Other (note 12)	16	113	78

Total expenses	3,496	3,384	2,844

Gain on sale of Sudan operations (note 17)	296	—	—

Income before taxes	1,277	1,068	1,296

Taxes (note 13)
Current income tax	229	258	342
Future income tax (recovery)	(51)	162	72
Petroleum revenue tax	92	124	149

	270	544	563

Net income	1,007	524	733
Preferred security charges, net of tax	22	24	24

Net income available to common shareholders	985	500	709

Per common share (Canadian dollars) (note 15)
Net income	7.65	3.73	5.25
Diluted net income	7.57	3.67	5.16

Average number of common shares outstanding (millions)	129	134	135

Diluted number of common shares outstanding (millions)	130	136	137

See accompanying notes.

Consolidated Statements of Retained Earnings
(Years ended December 31)

(millions of Canadian dollars)	2003	2002	2001

Retained earnings, beginning of year	1,071	787	257
Net income	1,007	524	733
Common share dividend	(90)	(80)	(81)
Purchase of common shares	(122)	(136)	(98)
Preferred security charges, net of tax	(22)	(24)	(24)

Retained earnings, end of year	1,844	1,071	787

See accompanying notes.

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Consolidated Statements of Cash Flows

(Years ended December 31)

(millions of Canadian dollars)	2003	2002	2001

Operating
Net income	1,007	524	733
Items not involving current cash flow (note 14)	1,509	1,936	1,614
Exploration	213	185	147

Cash flow	2,729	2,645	2,494
Deferred gain on unwound hedges	(9)	(43)	52
Changes in non-cash working capital (note 14)	(104)	(163)	(177)

Cash provided by operating activities	2,616	2,439	2,369

Investing
Corporate acquisitions (note 2)	—	—	(1,213)
Proceeds on sale of Sudan operations (note 17)	1,012	—	—
Capital expenditures
Exploration, development and corporate	(2,218)	(1,874)	(1,912)
Acquisitions (note 2)	(661)	(244)	(186)
Proceeds of resource property dispositions	63	30	47
Investments	(11)	(36)	—
Changes in non-cash working capital	82	2	52

Cash used in investing activities	(1,733)	(2,122)	(3,212)

Financing
Long-term debt repaid	(791)	(1,397)	(568)
Long-term debt issued	292	1,417	1,617
Common shares purchased (net of proceeds on shares issued)	(184)	(184)	(117)
Common share dividends	(90)	(80)	(81)
Preferred security charges	(38)	(42)(42)
Deferred credits and other	27	(21)	(25)

Cash (used in) provided by financing activities	(784)	(307)	784

Effect of translation on foreign currency cash	(28)	—	—

Net increase (decrease) in cash	71	10	(59)
Cash and cash equivalents, beginning of year	27	17	76

Cash and cash equivalents, end of year	98	27	17

See accompanying notes.

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Notes to the Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars (“$” or “C$”) except as noted)

1.     Significant Accounting Policies

The Consolidated Financial Statements of Talisman Energy Inc. (“Talisman” or the “Company”) have been prepared by management in accordance with Canadian generally accepted accounting principles. A summary of the differences between accounting principles generally accepted in Canada and those generally accepted in the United States (“US”) is contained in note 19 to these statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

a) Consolidation

The Consolidated Financial Statements include the accounts of Talisman and its subsidiaries. A substantial portion of Talisman’s activities is conducted jointly with others and the Consolidated Financial Statements reflect only the Company’s proportionate interest in such activities.

b) Inventories

Product inventories are valued at the lower of average cost and market value. Materials and supplies are valued at the lower of average cost and net realizable value.

c) Property, plant and equipment

The successful efforts method is used to account for oil and gas exploration and development costs. Under this method, acquisition costs of oil and gas properties and costs of drilling and equipping development wells are capitalized. Costs of drilling exploratory wells are initially capitalized and, if subsequently determined to be unsuccessful, are charged to dry hole expense. All other exploration costs, including geological and geophysical costs and annual lease rentals, are charged to exploration expense when incurred. Producing properties and significant unproved properties are assessed annually, or more frequent as economic events dictate, for potential impairment. Any impairment loss is the difference between the carrying value of the asset and its net recoverable amount (undiscounted).

d) Depreciation, depletion and amortization

Capitalized costs of proved oil and gas properties are depleted using the unit of production method. For purposes of these calculations, production and reserves of natural gas are converted to barrels on an energy equivalent basis.

Successful exploratory wells and development costs are depleted over proved developed reserves while acquired resource properties with proved reserves, including offshore platform costs, are depleted over proved reserves. Acquisition costs of probable reserves are not depleted or amortized while under active evaluation for commercial reserves. Costs are transferred to depletable costs as proved reserves are recognized. At the date of acquisition, an evaluation period is determined after which any remaining probable reserve costs associated with producing fields are transferred to depletable costs; costs not associated with producing fields are amortized over a period not exceeding the remaining lease term.

Costs associated with significant development projects are not depleted until commercial production commences. Unproved land acquisition costs that are individually immaterial are amortized on a straight-line basis over the average lease term until properties are determined to be productive or impaired. Gas plants, net of estimated salvage values, are depreciated on a straight-line basis over their estimated remaining useful lives, not to exceed the estimated remaining productive lives of related fields. Pipelines and corporate assets are depreciated using the straight-line method at annual rates of 7% and 4% to 33%, respectively.

e) Future site restoration

Estimated costs of future dismantlement, site restoration and abandonment of oil and gas properties, including offshore production platforms, are provided for using the unit of production method while those of gas plants and facilities are provided for using the straight-line method at rates approximating their useful lives but not exceeding the estimated remaining productive lives of related fields. The annual provision is included within depletion, depreciation and amortization expense and is based on engineering estimates and in accordance with existing legislation and industry practice. Expenditures are charged against the accumulated provision as incurred. When a property is disposed of, the associated accumulated provision is eliminated and included in determination of the gain or loss on disposal.

f) Capitalized interest

Interest costs associated with major development projects are capitalized until the necessary facilities are completed and ready for use.

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g) Royalties

Certain of the Company’s foreign operations are conducted jointly with the respective national oil companies. These operations are reflected in the Consolidated Financial Statements based on Talisman’s working interest in such activities. All other government stakes, other than income taxes, are considered to be royalty interests. Royalties on production from these joint foreign operations represent the entitlement of the respective governments to a portion of Talisman’s share of crude oil, liquids and natural gas production and are recorded using rates in effect under the terms of contracts at the time of production.

h) Petroleum Revenue Tax

United Kingdom Petroleum Revenue Tax (“PRT”) is accounted for using the life of the field method whereby total future PRT is estimated using current reserves and anticipated costs and prices and charged to income based on net operating income as a proportion of estimated future net operating income. Changes in the estimated total future PRT are accounted for prospectively.

i) Foreign currency translation

Effective January 1, 2002, the Company adopted the US dollar as its functional currency. Prior to January 1, 2002, the functional currency of the Company was the Canadian dollar. The Company’s financial results have been reported in Canadian dollars as explained below.

The Company’s self-sustaining operations, which include the Canadian and UK operations, are translated into US dollars using the current rate method, whereby assets and liabilities are translated at period-end exchange rates while revenues and expenses are converted using average rates for the period. Gains and losses on translation to US dollars relating to self-sustaining operations are deferred and included in a separate component of shareholders’ equity described as cumulative foreign currency translation.

The remaining foreign operations are not considered self-sustaining and are translated using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates in effect on the dates the assets were acquired or liabilities were assumed. Revenues and expenses are translated at rates of exchange prevailing on the transaction dates. Gains and losses on translation are reflected in income when incurred.

The Company’s financial results have been reported in Canadian dollars with amounts translated to Canadian dollars as follows: assets and liabilities at the rate of exchange in effect at the applicable balance sheet date and revenues and expenses at the average exchange rates for the periods. The Company’s share capital accounts including its preferred securities, common shares and contributed surplus are translated at rates in effect at the time of issuance. Unrealized gains and losses resulting from the translation to Canadian dollars are included in the cumulative foreign currency translation account.

j) Employee benefit plans

The cost of pensions and other retirement benefits earned by employees is determined using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. There is uncertainty relating to the assumptions used to calculate the net benefit plan expense and accrued benefit obligation which are long term, consistent with the nature of employee future benefits.

The discount rate used to determine the accrued benefit obligation is determined by reference to market interest rates at the measurement date on high-quality debt instruments with cash flows that match the timing and amount of expected benefit payments. For purposes of calculating the expected return on plan assets, those assets are valued at fair value. The excess of the net actuarial gain or loss over 10% of the greater of the accured benefit obligation and the fair value of plan assets at the beginning of the year is amortized over the average remaining service life of active employees. The transitional asset and obligations are being amortized over the average remaining service period of active employees expected to receive benefits under the benefit plans.

k) Derivative financial instruments and commodity contracts

The Company may enter into derivative financial instruments to hedge against adverse fluctuations in foreign exchange rates, electricity rates, interest rates and commodity prices. Payments or receipts on derivative financial instruments that are designated and effective as hedges are recognized in income concurrently with the hedged transaction and are recorded in the consolidated statements of income and cash flows in the line item associated with the hedged transaction. For example, gains and losses on commodity hedges are included in revenues.

If the derivative financial instrument that has been designated as a hedge is terminated or is no longer designated as part of the hedging relationship, the gain or loss at that date is deferred and recognized concurrently with the anticipated transaction. If it is no longer probable that the anticipated transaction will occur substantially as and when identified at the inception of the hedging relationship, the gain or loss at that date is recognized immediately. Subsequent changes in the value of the derivative financial instrument are reflected in income. Any derivative financial instrument that does not constitute a hedge is recorded at fair value with any resulting gain or loss reflected in income.

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All of the Company’s derivative financial instruments outstanding during 2003 met the hedging requirements under Canadian GAAP. The hedging requirements as amended by AcG 13, consist of the designation of the instrument as a hedge, the identification of the nature of the risk exposure being hedged and that there is reasonable assurance that the instrument is expected to be an effective hedge throughout its term. In addition, in the case of anticipated transactions, it is also probable that the transaction designated as being hedged will occur. The Company assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative financial instruments that have been designated as hedges are highly effective in offsetting changes in fair value or cash flows of the hedged items.

The Company enters into commodity contracts in the normal course of business including contracts with fixed or optional pricing terms. The contracts outstanding at December 31, 2003 are disclosed in note 9. The Company’s production is expected to be sufficient to deliver all required volumes under these contracts. No amounts are recognized in the Consolidated Financial Statements related to these contracts until such time as the associated volumes are delivered.

l) Income taxes

Talisman uses the liability method to account for income taxes. Under the liability method, future income taxes are based on the differences between assets and liabilities reported for financial accounting purposes from those reported for income tax. Future income tax assets and liabilities are measured using substantively enacted tax rates. The impact of a change in tax rate is recognized in net income in the period in which the tax rate is substantively enacted.

Certain of the Company’s contractual arrangements in foreign jurisdictions stipulate that income taxes are to be paid by the respective national oil company out of its entitlement share of production. Such amounts are included in income tax expense at the statutory tax rate in effect at the time of production.

m) Revenue recognition

Revenues associated with the sale of crude oil, natural gas and liquids represents the sales value of the Company’s share of petroleum production during the year (the entitlement method). Differences between production and amounts sold are not significant. Amounts received under take-or-pay gas sales contracts in respect of undelivered volumes are accounted for as deferred income.

n) Stock-based compensation

Talisman has stock option and cash unit plans for employees and directors, which are described in note 7. In 2003, the option plans were amended to provide holders of stock options the choice upon exercise to receive a cash payment in exchange for surrendering the option. Commencing in 2003, as a result of the amendment to the stock option plans, the Company began recording stock-based compensation expense based on the appreciated value of the outstanding stock options and cash units as determined using the period end closing share price.

A liability for the stock-based compensation is included in accounts payable and accrued liabilities.

o) Goodwill

Goodwill represents the excess purchase price over the fair value of identifiable assets and liabilities acquired in business combinations. Effective January 1, 2002, goodwill ceased to be amortized. Goodwill amortization of $10 million was expensed in 2001. Goodwill is subject to ongoing annual impairment reviews, or more frequent as economic events dictate, based on the fair value of reporting units. The fair value of each reporting unit is determined and compared to the book value of the reporting unit. If the fair value of the reporting unit is less than the book value, then a second test is performed to determine the amount of the impairment. The amount of the impairment is determined by deducting the fair value of the reporting unit’s individual assets and liabilities from the fair value of the reporting unit to determine the implied fair value of goodwill and comparing that amount to the book value of the reporting unit’s goodwill. Any excess of the book value of goodwill over the implied fair value of goodwill is the impairment amount. The Company’s reporting units are consistent with the geographic segments included in note 18.

p) Net income and diluted net income per share

Net income per share is calculated by dividing net income after deducting preferred security charges, net of tax, by the weighted average number of common shares outstanding. Diluted net income per share is calculated giving effect to the potential dilution that could occur if convertible instruments, such as stock options, were exercised in exchange for common shares.

The Company uses the treasury method to determine the dilutive impact of convertible instruments. This method assumes that any proceeds from the exercise of a convertible instrument would be used to purchase common shares at the average market price during the period.

q) Cash and cash equivalents

Cash and cash equivalents include short-term investments with an original maturity of three months or less.

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2.     Acquisitions

The following acquisitions have been accounted for using the purchase method and the results have been included in these Consolidated Financial Statements from the date of acquisition.

Significant Corporate Acquisitions

Petromet Resources Limited

In May 2001, Talisman acquired Petromet Resources Limited (“Petromet”), an oil and gas exploration and development company, for $765 million and long-term debt assumed of $57 million.

Net Assets Acquired

Property, plant and equipment	795
Goodwill	301
Net non-cash working capital	(6)
Future income tax	(264)

826
Less acquisition costs	(4)

822

Lundin Oil AB

In August 2001, Talisman acquired Lundin Oil AB (“Lundin”), an oil and gas exploration and development company, for $431 million (net of cash on hand) and long-term debt assumed of $70 million.

Net Assets Acquired

Property, plant and equipment	515
Goodwill	176
Net non-cash working capital	(19)
Future income tax	(158)

514
Less acquisition costs	(13)

501

Other Acquisitions

During 2003, Talisman completed a number of individually insignificant oil and gas property and corporate acquisitions for a total cost of $768 million, comprised of $661 million in cash, $70 million of assumed debt and working capital deficiency and $37 million of properties exchanged. Four of the transactions account for the majority of the acquisitions and were acquired for a total cost of $626 million. These four acquisitions included oil and gas properties in North America and the North Sea and a company with midstream assets in North America.

Net assets acquired	North America	North Sea	Combined

Property, plant and equipment	541	112	653
Goodwill	—	31	31
Future income tax	(27)	(31)	(58)

	514	112	626

Goodwill Continuity
	2003	2002	2001

Opening balance at January 1	469	467	—
Acquired during year	31	—	477
Amortization	—	—	(10)
Foreign currency translation	(27)	2	—

Closing balance at December 31	473	469	467

Effective January 1, 2002 goodwill ceased to be subject to amortization.

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3.	Inventories
	December 31		2003	2002

	Materials and supplies		95	143
	Product		5	4

			100	147

4.	Property, Plant and Equipment
			Accumulated DD&A	Net book value
	December 31, 2003	Cost

	Oil and gas properties	10,426	4,774	5,652
	Gas plants, pipelines and production equipment	5,860	1,813	4,047
	Corporate assets	242	163	79

		16,528	6,750	9,778

	December 31, 2002

	Oil and gas properties	10,198	4,264	5,934
	Gas plants, pipelines and production equipment	5,576	1,547	4,029
	Corporate assets	213	134	79

		15,987	5,945	10,042

In the year ended December 31, 2003, interest costs of $24 million (2002 — $25 million, 2001 — $19 million) were capitalized.

Included in property, plant and equipment are the following costs that were not subject to depreciation, depletion or amortization (“DD&A”) as at December 31:

	Non-depleted capital at December 31		2003	2002

	Acquired probable reserve costs[1]
	North America — associated with producing fields		140	102
	North Sea — not associated with producing fields		14	13
	Southeast Asia — not associated with producing fields		-	39
	Exploration costs[2]		283	353
	Development projects[3]
	Southeast Asia		265	437
	North Sea		17	44
	Algeria		39	175
	Trinidad		108	30

			866	1,193

1	Acquisition costs of probable reserves are not depleted or amortized while under active evaluation for commercial reserves.
2	Exploration costs consist of drilling in progress and wells awaiting determination of proved reserves, approval of development plans or commencement of production.
3	Development projects are not depleted pending initial production.

The carrying values of property, plant and equipment, including acquired probable reserve costs, are subject to uncertainty associated with the quantity of oil and gas reserves, future production rates, commodity prices and other factors. Future events could result in material changes to the carrying values recognized in the Consolidated Financial Statements.

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5.	Long-Term Debt
	December 31	2003	2002

	Bank Credit Facilities[1]
	Bank Credit Facilities (2002 — 3.32%)	—	265
	Debentures and Notes (Unsecured)[3]
	6.625% notes (£250 million), due 2017[5]	471	576
	7.25% debentures (US$300 million),due 2027	388	474
	5.80% medium term notes, due 2007	385	385
	6.96% notes (US$200 million), due 2005	258	316
	7.125% debentures (US$175 million),due 2007	226	276
	5.70% medium term notes, due 2003	—	180
	8.06% medium term notes, due 2009	174	174
	6.68% notes (US$100 million),due 2008	129	158
	6.89% notes (US$50 million),Series B, due 2006 [4]	65	79
	9.80% debentures, Series B, due 2004[2]	75	75
	6.71% notes (US$25 million),Series A, due 2004 [2]	32	39

		2,203	2,997

1	Rates reflect the weighted-average interest rate of instruments outstanding at December 31. Rates are floating rate-based and vary with changes in short-term market interest rates.
2	The amounts outstanding at December 31, 2003 have been classified as long-term debt since the Company has the ability and intention to replace the current portions with long-term borrowings under the revolving bank credit facilities.
3	Interest on debentures and notes is payable semi-annually except for interest on the 6.625% notes (£250 million) which is payable annually.
4	Repayable in five equal annual installments commencing 2006.
5	The £250 million Eurobond has been effectively swapped into a US$364 million indebtedness with floating interest payments based on three-month US LIBOR with an effective interest rate of 2.07% at December 31, 2003 (see note 9).

Bank Credit Facilities

Talisman has unsecured credit facilities totaling $1,135 million, consisting of facilities of $405 million (“Facility No. 1”), $530 million (“Facility No. 2”), $150 million (“Facility No. 3”) and $50 million (“Facility No. 4”). The maturity date of Facility No. 1 is March 23, 2006, although this date may be extended from time to time upon agreement between the Company and the respective lenders. Prior to the maturity date, the Company may borrow, repay and reborrow at its discretion. The term dates of Facility Nos. 2, 3 and 4 are March 16, 2004, August 23, 2004 and November 24, 2004, respectively. Until each term date, the Company may borrow, repay and reborrow at its discretion. Annually, upon agreement between the Company and the respective lenders, each term date may be extended for an additional 364 days. Facility No. 2 expires two years after its term date and, if the term is not extended, must be repaid on the maturity date. Facility Nos. 3 and 4 expire one year after their term dates and, if the terms are not extended, must be repaid on the maturity date.

Borrowings under Facility Nos. 1 and 2 are available in the form of prime loans, Canadian or US dollar bankers’ acceptances, US dollar base rate loans or LIBOR-based loans. In addition, drawings to a total of $467 million may be made by letters of credit. Borrowings under Facility No. 3 are available in the form of prime loans, Canadian or US dollar bankers’ acceptances, US dollar base rate loans, LIBOR-based loans and letters of credit. Borrowings under Facility No. 4 are available in the form of prime loans, Canadian or US dollar guaranteed notes, US dollar base rate loans and LIBOR-based loans.

Repayment Schedule

1	The portion of long-term debt payable in 2004 has been classified as long-term debt since the Company has the ability and intention to replace the current portion with long-term borrowings under the revolving bank credit facilities.

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6.     Preferred Securities

During 1999, Talisman issued 12 million preferred securities (“securities”) as unsecured junior subordinated debentures,at US$25 per security, of which six million 9% securities are due February 15, 2048 and six million 8.9% securities are due June 15, 2048. The securities are redeemable, in whole or in part, at par by Talisman through the payment of cash or issuance of common shares at any time on or after February 15, 2004 and June 15, 2004, respectively. The Company has the option to defer the payment of the security charges for up to 20 consecutive three-month periods and satisfy such deferred security charges with either cash or the issuance of common shares. Security charges are due quarterly.

In December 2003, the Company announced its intention to exercise its right to redeem the outstanding six million 9% securities for US$150 million. The difference between the carrying amount of the redeemed securities and the cost of the redemption will be credited directly to retained earnings.

7.     Share Capital

Talisman’s authorized share capital consists of an unlimited number of common shares without nominal or par value and first and second preferred shares. No preferred shares have been issued.

Continuity of common shares	2003		2002		2001

	Shares	Amount	Shares	Amount	Shares	Amount

Balance, beginning of year	131,039,435	2,785	133,733,182	2,831	135,344,045	2,849
Issued on exercise of options	294,893	11	1,154,067	36	1,512,898	49
Purchased during year	(3,335,600)	(71)	(3,847,500)	(82)	(3,036,400)	(65)
Cancelled pursuant to terms
of plans of arrangements	—	—	(314)	—	(87,361)	(2)

Balance, end of year	127,998,728	2,725	131,039,435	2,785	133,733,182	2,831

During the year ended December 31, 2003, Talisman repurchased 3,335,600 common shares of the Company pursuant to a normal course issuer bid for a total of $194 million (2002 — $220 million; 2001 — $166 million). The cost to repurchase common shares in excess of their average book value has been charged to retained earnings, contributed surplus and cumulative foreign currency translation. In 2001, Talisman cancelled 87,361 common shares of the Company pursuant to the terms of the offering agreements of certain past corporate acquisitions. As a result of the cancellation of these shares, $2 million was credited to contributed surplus. An additional 314 common shares were cancelled in 2002.

Stock Option Plans

Talisman has stock option plans that allow employees and directors to receive options to purchase common shares of the Company. Options granted under the plans are generally exercisable after three years and expire 10 years after the grant date. Option exercise prices approximate the market price for the common shares on the date the options are granted.

Effective 2003, the stock option plans were amended to provide option holders the choice upon exercise to receive a cash payment in exchange for surrendering the option. The cash payment is equal to the appreciated value of the stock option as determined based on the difference between the option’s exercise price and the Company’s share price at the time of surrender. As a result, in accordance with the accounting policy described in note 1(n), the Company’s 2003 results included a $105 million ($74 million, or $0.57/share, net of tax) stock-based compensation expense relating to the appreciated value of the Company’s outstanding stock options and cash units at June 30, 2003. The total stock-based compensation expense for the year was $185 million ($130 million, net of tax) including $80 million during the second half of 2003 due to the appreciation of the Company’s stock price during the period July 1 to December 31. Additional stock-based compensation expense or recoveries in future periods is dependent on the movement of the Company’s share price and the number of outstanding options and cash units.

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The following table provides pro forma measures of net income and net income per common share had stock options been recognized as compensation expense based on the estimated fair value of the options on the grant date.

	2003	2002	2001

Net income as reported	1,007	524	733
Stock-based compensation expensed	105	—	—

Net income before stock-based compensation	1,112	524	733

Stock option expense based on fair market value	21	31	24

Pro forma net income[1]	1,091	493	709

Pro forma net income per share[1]
Basic	8.31	3.50	5.08
Diluted	8.21	3.44	4.99

1 Pro forma net income and net income per share had stock options been recognized as compensation expense based on the estimated fair value of the options on the grant date.

Stock options granted in 2003 had an estimated weighted-average fair value of $22.91 per option (2002 — $26.19 per option; 2001 — $22.80 per option). All options issued by the Company permit the holder to purchase one common share of the Company at the stated exercise price, or effective 2003, to receive a cash payment equal to the appreciated value of the stock option.

The estimated fair value of stock options issued was determined using the Black-Scholes model using the following weighted-average assumptions:

	2003	2002	2001

Risk-free interest rate (%)	4.1	5.1	4.9
Estimated hold period prior to exercise (years)	5.3	5.4	5.3
Volatility in the price of the Company’s common shares (%)	40	41	39
Dividends ($/share)	0.60	0.60	0.60

Continuity of stock options	2003		2002		2001

	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at January 1	7,384,054	46.53	7,497,611	41.49	6,854,806	33.84
Granted	2,394,699	59.48	1,100,710	64.73	2,301,828	58.39
Exercised for common shares	294,893	33.81	1,154,067	30.54	1,512,898	32.19
Exercised for cash payment	1,420,237	35.51	—	—	—	—
Forfeited	196,540	58.88	59,150	57.53	146,125	45.24
Expired	551	30.53	1,050	57.88	—	—

Outstanding at December 31	7,866,532	52.64	7,384,054	46.53	7,497,611	41.49

Exercisable at December 31	2,580,955	37.38	3,142,629	34.34	3,246,985	35.87

Options available for future grants
pursuant to the Company’s Stock
Option Plans	4,678,518		3,155,889		4,196,399

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The range of exercise prices of the Company’s outstanding stock options is as follows:

December 31, 2003	Outstanding Options			Exercisable Options

		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	of	Exercise	Years to	of	Exercise
Range of Exercise Prices	Options	Price	Expiry	Options	Price

$24.25 to $29.99	672,555	25.62	4	672,555	25.62
$30.00 to $39.99	814,305	36.80	5	814,305	36.80
$40.00 to $49.99	932,000	42.25	4	932,000	42.25
$50.00 to $59.99	4,262,362	58.88	8	92,145	58.24
$60.00 to $68.36	1,185,310	64.55	8	69,950	64.73

$24.25 to $68.36	7,866,532	52.64	7	2,580,955	37.38

At December 31, 2003, 12,545,050 common shares were reserved for issuance related to the stock option plans.

Cash Units

In addition to the Company’s stock option plans, Talisman’s subsidiaries during 2003 issued 384,505 cash units with an average exercise price of $59.48/cash unit to certain employees. Cash units are similar to stock options except that the holder does not have a right to purchase the underlying share of the Company.

8.     Cumulative Foreign Currency Translation

In accordance with the Company’s foreign exchange translation accounting policy, as disclosed in note 1(i),foreign exchange gains or losses on translation of self-sustaining operations and the translation of the Company’s financial results into Canadian dollars for reporting purposes are included in shareholders’ equity in the cumulative foreign currency translation account.

The following components give rise to the exchange gains or (losses) included in the cumulative foreign currency translation account as at December 31:

	2003	2002

Property, plant and equipment	(443)	220
Future tax liabilities (including PRT)	37	(47)
Provision for site restoration	(4)	(71)
Long-term debt	341	13
Working capital	(20)	23
Goodwill	(25)	2

	(114)	140

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9.     Financial Instruments

Financial contracts

The Company entered into natural gas and crude oil price derivative contracts to reduce the volatility of the Company’s cash flows associated with anticipated natural gas and crude oil sales. The amounts shown below are the weighted-average of the contracts outstanding.

Natural gas derivative contracts
Fixed price swaps (NYMEX)2004	Two-way collars (AECO)2004

Volumes (mcf/d)48,400	Volumes (mcf/d)6,900
Price ($/mcf)5.91	Ceiling ($/mcf)9.55
				Floor ($/mcf)6.81

Crude oil derivative contracts
Fixed price swaps		2004	2005	Two-way collars	2004

(WTI oil index)(WTI oil index)
Volumes (bbls/d)12,000	6,000	Volumes (bbls/d)25,000
Price (US$/bbl)29.20	26.97	Ceiling price (US$/bbl)28.90
				Floor price (US$/bbl)25.08

(Brent oil index)(Brent oil index)
Volumes (bbls/d)		11,000		Volumes (bbls/d)	31,000
Price (US$/bbl)		26.08		Ceiling price (US$bbl)26.61
				Floor price (US&/bbl)23.56

Interest rates

In December 1994, in anticipation of issuing the US$175 million 7.125% debentures, Talisman entered into interest rate swap contracts to hedge against possible adverse interest rate fluctuations. These contracts result in Talisman paying interest at a rate of 8.295% in exchange for receiving the three-month LIBOR rate on notional principal of US$100 million until May 16, 2005. Based on the LIBOR rate at December 31, 2003, these contracts result in an effective rate of interest on the debentures of 11.2%. Effective January 1, 2004 these contracts are no longer designated as hedges of the debentures. The accumulative loss on these contracts at December 31, 2003 will be deferred and amortized into income over their remaining term.

Cross currency and interest rate swaps

The Company had designated its US dollar cross currency and interest rate swap contracts outstanding during 2003 as hedges of the £250 million Eurobond. This in effect converted the Eurobond to US$364 million with a floating interest rate based on three-month US LIBOR. Effective January 1, 2004, these swap contracts are no longer designated as hedges of the Eurobond. The accumulative gain on these contracts at December 31, 2003 will be deferred and amortized into income over the original term of the swap contracts. Subsequent to year end, the Company terminated contracts totaling a nominal amount of £190 million for proceeds of $108 million. The remaining contracts expire December 5, 2009.

Carrying Amounts and Estimated Fair Values of Financial Instruments

Asset (liability) at December 31	2003				2002
	Carrying	Fair		Carrying	Fair
	Value	Value	Unrecognized	Value	Value	Unrecognized
Debentures and notes	(2,203)	(2,535)	(332)	(2,732)	(3,006)	(274)
Forward foreign currency swaps	—	—	—	—	14	14
Cross currency and interest rate swaps	—	110	110	—	72	72
Natural gas derivatives	—	(21)	(21)	—	(10)	(10)
Crude oil derivatives	—	(81)	(81)	—	(52)	(52)

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Borrowings under bank credit facilities are for short terms and are market rate based, thus, carrying values approximate fair value. The fair value of debentures and notes is based on market quotations, which reflect the discounted present value of the principal and interest payments using the effective yield at December 31 for instruments having the same term and risk characteristics. Fair values for derivative instruments are determined based on the estimated cash payment or receipt necessary to settle the contract at December 31. Cash payments or receipts are based on discounted cash flow analysis using current market rates and prices.

The fair values of other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and income and other taxes payable, approximate their carrying values.

Credit Risk

A significant portion of the Company’s accounts receivable is due from entities in the oil and gas industry. Concentration of credit risk is mitigated by having a broad domestic and international customer base, which includes a significant number of companies engaged in joint operations with Talisman. The Company routinely assesses the financial strength of its partners and customers, including parties involved in marketing or other commodity arrangements. The Company’s largest credit exposure to a single party is approximately $60 million.

The Company is exposed to credit risk associated with possible non-performance by derivative instrument counterparties. The Company actively limits the total exposure to individual counterparties.

10.     Contingencies and Commitments

From time to time, Talisman is the subject of litigation arising out of the Company’s operations. These claims, including the lawsuit discussed below, are not currently expected to have a material impact on the Company’s financial position.

Talisman is subject to a lawsuit brought by the Presbyterian Church of Sudan and others under the Alien Tort Claims Act in the United States District Court for the Southern District of New York. The lawsuit, which is seeking class action status, alleges that the Company conspired with, or aided and abetted, the Government of Sudan to commit violations of international law in connection with the Company’s now disposed of indirect interest in oil operations in Sudan. In July 2003, Talisman filed a motion to dismiss the lawsuit for lack of personal jurisdiction of the Court over Talisman. In August 2003, the plaintiffs filed a motion seeking certification of the case as a class action. Talisman is in the process of challenging this certification. No decision is expected on either of these motions prior to the third quarter of 2004. Talisman believes these claims to be entirely without merit and is continuing to vigorously defend itself against this lawsuit and does not expect this to have a material adverse effect.

Talisman’s estimated total undiscounted future dismantlement, site restoration and abandonment liability at December 31, 2003 was $2.0 billion (2002 — $1.7 billion), approximately 80% of which is denominated in UK Pounds Sterling. At December 31, 2003, Talisman had accrued $840 million (2002 — $813 million) of this liability. Estimated future dismantlement, site restoration and abandonment costs and the related provision in the Consolidated Financial Statements are subject to uncertainty associated with the method, timing and extent of future dismantlement, site restoration and abandonment. For example, changes in legislation or technology may result in actual future costs that differ materially from those estimated. The Company has provided letters of credit in 2004 in the amount of $547 million of which a majority were provided as security for the costs of future dismantlement, site restoration and abandonment obligations in the North Sea ($472 million). The remaining outstanding letters of credit primarily relate to a retirement compensation arrangement and the guarantee of a minimum work commitment.

Talisman has firm commitments for gathering, processing and transportation services that require the Company to pay tariffs to third parties for processing or shipment of certain minimum quantities of crude oil and liquids and natural gas. The Company has sufficient production to meet these commitments.

Talisman leases certain of its ocean-going vessels and corporate offices, all of which are accounted for as operating leases. The term of the Ross Floating Production, Storage and Offloading vessel (“FPSO”) lease depends on the expected life of the Ross and Blake fields. A lease for an FPSO contracted in Malaysia expires in 2004. In addition, Talisman has ongoing operating commitments associated with the vessels.

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Estimated future minimum commitments[1]

						Subsequent
	2004	2005	2006	2007	2008	to 2008	Total

Office leases	19	16	16	16	16	113	196
Vessel leases	95	—	—	—	—	—	95
Transportation and processing commitments[2]	135	99	82	76	70	617	1,079
Minimum work commitments	203	47	30	21	7	—	308
Abandonment obligations	9	9	25	80	12	1,883	2,018
Other service contracts	19	16	16	5	4	71	131

Total	480	187	169	198	109	2,684	3,827

1	Future minimum payments denominated in foreign currencies have been translated into Canadian dollars based on the December 31, 2003 exchange rate.
2	Certain of the Company’s transportation commitments are tied to firm gas sales contracts.

The Company has entered into sales contracts for a portion of its future North American natural gas production. The following are the average volumes under contract and the weighted-average contract price in each of the years shown.

Fixed price sales	2004	2005	2006	Three-way collars	2004

Volumes (mcf/d)	40,250	14,650	14,650	Volumes (mcf/d)	15,300
Average price ($/mcf)	3.89	3.29	3.29	Call strike ($/mcf)	3.49
				Put strike ($/mcf)	3.32
				Sold put strike ($/mcf)	2.67

The three-way collars are similar to two-way commodity collars with the call and put strike prices being equivalent to the ceiling and floor prices, except that should the NIT (Nova Inventory Transfer) index fall below the sold put strike price, Talisman will receive NIT plus the difference between the put strike and sold put strike prices.

11.	Other Revenue
	Years ended December 31	2003	2002	2001

	Pipeline and custom treating tariffs	63	69	63
	Investment income	9	8	15
	Marketing income	4	3	4

		76	80	82

12.	Other Expenses (Income)
	Years ended December 31	2003	2002	2001

	Net loss (gain) on asset disposals	(14)	10	(11)
	Foreign exchange losses	7	28	51
	Project loan facility deferred costs write-off	—	—	17
	Property impairments	30	74	—
	Other expense (income)	(7)	1	21

		16	113	78

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13.     Taxes

Income Taxes

The current and future income taxes for each of the three years ended December 31 are as follows:

	2003	2002	2001
Current income taxes (recovery)
North America[1]	21	(20)45
North Sea	99	131	162
Southeast Asia	84	76	83
Sudan	17	68	50
Other	8	3	2
	229	258	342
Future income taxes (recovery)
North America[1]	(49)	67	134
North Sea	22	116	(69)
Southeast Asia	(13)	(3)15
Algeria	4	—	—
Sudan	9	16	3
Other	(24)	(34)	(11)
	(51)	162	72
Income taxes	178	420	414

1 Current North America income taxes include the Canadian federal tax on large corporations, net of Alberta royalty tax credits.

The components of the net future tax liability at December 31, are as follows:

		2003	2002
Future tax liabilities
Property, plant and equipment		2,251	2,392
Pension assets		22	21
Other		216	184
		2,489	2,597
Future tax assets
Provision for future site restoration		332	297
Other		69	64
		401	361
Net future tax liability		2,088	2,236

Future distribution taxes associated with operations in the UK have not been recorded because, based on current plans, repatriation of funds in excess of foreign reinvestment will not result in material amounts of tax expense. Unremitted earnings in other foreign jurisdictions are not material.

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Income taxes vary from the amount that would be computed by applying the Canadian statutory income tax rate of 35.36% for the year ended December 31, 2003 (2002 — 42.08%; 2001 — 42.45%) as follows:

Years ended December 31	2003	2002	2001

Income taxes calculated at the Canadian statutory rate	451	442	572
Increase (decrease) in income taxes resulting from:
Non-deductible royalties, mineral taxes and expenses	158	138	207
Resource allowances	(122)	(128)	(168)
Change in statutory tax rates	(160)	116	(34)
Non-taxable income	(80)	—	—
Deductible PRT expense	(32)	(51)	(62)
Lower foreign tax rates (net)	(2)	(80)	(90)
Provincial rebates and credits	(12)	(10)	(40)
Federal tax on large corporations	10	9	9
Other	(33)	(16)	20

Income taxes	178	420	414

Petroleum Revenue Tax

Petroleum Revenue Tax (PRT) expense primarily relates to the UK and is comprised of current tax expense of $72 million (2002 — $91 million; 2001 — $102 million) and deferred tax expense of $20 million (2002 — $33 million; 2001 — $47 million). The measurement of PRT expense and the related provision in the Consolidated Financial Statements is subject to uncertainty associated with future recovery of oil and gas reserves, commodity prices and the timing of future events, which could result in material changes to deferred amounts.

14.     Consolidated Statements of Cash Flows

Selected cash flow information:

Years ended December 31	2003	2002	2001

Net income	1,007	524	733

Items not involving current cash flow
Depreciation, depletion and amortization	1,443	1,495	1,313
Property impairments	30	74	—
Dry hole	251	174	113
Net loss (gain) on asset disposals	(14)	10	(11)
Gain on sale of Sudan	(296)	—	—
Stock-based compensation	138	—	—
Future taxes and deferred PRT	(32)	195	119
Other	(11)	(12)80

	1,509	1,936	1,614
Exploration	213	185	147

Cash flow	2,729	2,645	2,494

Cash interest paid (net of capitalized interest)	139	156	137
Cash income taxes paid	168	274	365

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Changes in operating non-cash working capital consisted of the following:

	Years ended December 31	2003	2002	2001

	Accounts receivable	(32)	(155)266
	Inventories	32	(42)10
	Prepaid expenses	4	5	(9)
	Accounts payable and accrued liabilities	(63)	(16)(323)
	Income and other taxes payable	(45)	45	(121)

	Net use of cash	(104)	(163)	(177)

15.	Net Income and Diluted Net Income Per Share
The following table summarizes the calculation of net income and diluted net income per share.

		2003	2002	2001

	Net income	1,007	524	733
	Less preferred security charges, net of tax	22	24	24

	Net income available to common shareholders	985	500	709

	Weighted average number of common shares outstanding (millions) — basic	129	134	135
	Dilution effect of stock options (millions)	1	2	2

	Weighted average number of commons shares outstanding (millions) — diluted	130	136	137

	Net income per share ($/share)
	Basic	7.65	3.73	5.25
	Diluted	7.57	3.67	5.16

Outstanding stock options are the only instruments that are currently dilutive to earnings per share. For 2003, 1,168,210 stock options that were antidilutive have been excluded from the computation of diluted earnings per share (2002 — 1,080,035; 2001 — 2,249,145).

16.     Employee Benefits

The Company sponsors both defined benefit and defined contribution pension arrangements covering substantially all employees. The Company uses actuarial reports prepared by independent actuaries for funding and accounting purposes. The Company uses a December 31 measurement date for the majority of its defined benefit pension plans. The following significant actuarial assumptions were employed to determine the periodic pension expense and the accrued benefit obligations:

	2003	2002	2001

Expected long-term rate of return on plan assets (%)	7.5	7.5	7.5
Discount rate (%)	6.4	6.5	6.5
Rate of compensation increase (%)	4.5	4.5	4.5

The Company’s net benefit plan expense (credit) is as follows:
	2003	2002	2001

Current service cost — defined benefit	7	5	2
Current service cost — defined contribution	7	6	5
Interest cost	8	7	5
Expected return on plan assets	(9)	(11)(10)
Amortization of net transitional asset	(1)	(1)(1)
Amortization of actuarial losses	2	—	—

Net benefit plan expense	14	6	1

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Information about the Company’s defined benefit pension plans is as follows:

	2003		2002
	Pension plans grouped		Pension plans grouped
	by funded status		by funded status
	Surplus	Deficit[1]	Surplus	Deficit[1]
Accrued benefit obligation
Accrued benefit obligation, beginning of year	54	63	53	42
Current service cost	1	6	1	4
Interest cost	4	4	3	3
Actuarial losses	7	8	1	14
Plan participants’ contributions	—	1	—	1
Benefits paid	(4)	(4)	(4)	(1)

Accrued benefit obligation, end of year	62	78	54	63

Plan assets
Fair value of plan assets, beginning of year	114	21	128	21
Actual gain (loss) on plan assets	14	3	(4)(5)
Employer contributions	—	8	—	5
Plan participants’ contributions	—	1	—	1
Surplus applied to defined contribution plan	(7)	—	(6)	—
Benefits paid	(4)	(4)	(4)	(1)

Fair value of plan assets, end of year	117	29	114	21

Funded status — surplus (deficit)	55	(49)	60	(42)
Unamortized net actuarial loss	19	26	18	21
Unamortized net transitional (asset) obligation	(11)	3	(11)	2

Net accrued benefit asset (liability)	63	(20)	67	(19)

1 The net accrued benefit liability for pension plans with a deficit funding status is included in deferred credits on the Consolidated Balance Sheet.

At December 31, 2003, the actuarial net present value of the accrued benefit obligation for other post-retirement benefit plans was $8 million (2002 — $7 million).

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The net benefit plan expense of $14 million for the year ended December 31, 2003 (2002— $6 million; 2001 — $1 million) is determined by using actuarial assumptions including expected return on plan assets and includes the amortization of net actuarial losses and net transitional assets and obligations as described in note 1(j). Had the net benefit expense for the year been calculated without deferring and amortizing net actuarial losses and net transitional assets and obligations, the net benefit expense for 2003 would have been $12 million (2002 — $37 million; 2001 — $23 million).

At December 31, 2003, the composition of plan assets as a percentage of fair value was 70% equities and 30% bonds. The approximate target allocation percentage is 70% equities, 30% bonds and expected return on assets is 8.5% equities and 5.3% bonds.

17.     Sale of Sudan Operations

On March 12, 2003, the Company completed the sale of its 25% indirectly held interest in the Greater Nile Oil Project in Sudan. Total gross proceeds were $1.13 billion (US$771 million), including interest and cash received by Talisman during the interim period between September 1, 2002 and closing on March 12, 2003. The gain on sale is as follows:

Gross proceeds on sale of Sudan operations (US$771 million)		1,135

Less interim adjustments	(123)

		1,012

Property, plant and equipment	687
Working capital and other assets	72
Future income tax liability	(59)

Net carrying value at March 12, 2003		700
Closing costs		16

Gain on disposal	296

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18. Segmented Information

Talisman’s activities are conducted in five geographic segments: North America, the North Sea, Southeast Asia, Algeria and other international locations. The Sudan operations were sold in 2003. North America includes operations in Canada and the US. The North Sea includes operations in the UK, Netherlands and Norway. The Southeast Asia segment includes operations in Indonesia, Malaysia and Vietnam. All activities relate to the exploration, development, production and transportation of oil, liquids and natural gas.

	North America[2]			North Sea[3]
	2003	2002	2001	2003	2002	2001
Revenue
Gross sales
Oil and liquids	683	706	714	1,556	1,798	1,466
Natural gas	1,972	1,270	1,583	182	173	172
Synthetic oil	42	42	40	—	—	—
Sulphur	6	(4)	(5)	—	—	—
Total gross sales	2,703	2,014	2,332	1,738	1,971	1,638
Royalties	587	373	558	8	96	93
Net sales	2,116	1,641	1,774	1,730	1,875	1,545
Other	54	38	34	23	40	46
Total revenue	2,170	1,679	1,808	1,753	1,915	1,591
Segmented expenses
Operating
Oil and liquids	131	121	121	523	517	407
Natural gas	237	212	198	21	27	18
Synthetic oil	22	19	20	—	—	—
Pipeline	5	5	4	39	44	42
Total operating expenses	395	357	343	583	588	467
DD&A	693	614	585	619	701	558
Dry hole	135	128	54	69	9	21
Exploration	87	66	69	21	20	30
Other	(28)	77	11	26	55	(23)
Total segmented expenses	1,282	1,242	1,062	1,318	1,373	1,053
Segmented income (loss) before taxes	888	437	746	435	542	538
Non-segmented expenses
General and administrative
Interest on long-term debt
Gain on sale of Sudan operation
Stock based compensation
Currency translation
Total non-segmented expenses
Income before taxes
Capital expenditures
Exploration	453	321	314	99	134	106
Development	629	480	535	397	297	527
Midstream	27	21	27	—	—	—
Exploration and development	1,109	822	876	496	431	633
Property acquisitions[1]
Midstream acquisitions
Proceeds on dispositions
Other non-segmented
Net capital expenditures
Property, plant and equipment	5,642	4,955	4,773	2,710	2,921	2,831
Goodwill	291	291	291	74	46	41
Other	403	350	265	386	387	371
Segmented assets	6,336	5,596	5,329	3,170	3,354	3,243
Non-segmented assets
Total assets

1 Excluding corporate acquisitions.	2 North America		2003	2002	2001	3 North Sea		2003	2002	2001
	Revenues	Canada	2,018	1,674	1,808	Revenues	UK	1,691	1,888	1,561
		US	152	5	—		Netherlands	26	27	30
			2,170	1,679	1,808		Norway	36	—	—
	Property, plant	Canada	5,238	4,848	4,769			1,753	1,915	1,591
	and equipment	US	404	107	4	Property, plant	UK	2,555	2,875	2,791
			5,642	4,955	4,773	and equipment	Netherlands	39	46	40
							Norway	116	—	—
								2,710	2,921	2,831

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C o n s o l i d a t e d   F i n a n c i a l   S t a t e m e n t s

Southeast Asia[4]				Algeria			Sudan			Other			Total[5]
2003	2002	2001	2003	2002	2001	2003	2002	2001	2003	2002	2001	2003	2002	2001

345	323	276	89	—	—	209	828	638	—	—	—	2,882	3,655	3,094
211	163	163	—	—	—	—	—	—	—	—	—	2,365	1,606	1,918
—	—	—	—	—	—	—	—	—	—	—	—	42	42	40
—	—	—	—	—	—	—	—	—	—	—	—	6	(4)(5)
556	486	439	89	—	—	209	828	638	—	—	—	5,295	5,299	5,047
156	130	90	46	—	—	97	328	248	—	—	—	894	927	989
400	356	349	43	—	—	112	500	390	—	—	—	4,401	4,372	4,058
—	1	1	—	—		(1)	1	1	—	—	—	76	80	82
400	357	350	43	—	—	111	501	391	—	—	—	4,477	4,452	4,140

65	65	54	16	—	—	18	84	66	—	—	—	753	787	648
22	21	16	—	—	—	—	—	—	—	—	—	280	260	232
—	—	—	—	—	—	—	—	—	—	—	—	22	19	20
—	—	—	—	—	—	—	—	—	—	—	—	44	49	46
87	86	70	16	—	—	18	84	66	—	—	—	1,099	1,115	946
95	87	93	17	—	—	19	93	77	—	—	—	1,443	1,495	1,313
9	4	8	1	—	5	—	13	16	37	20	9	251	174	113
17	19	8	—	5	2	5	6	11	83	69	27	213	185	147
9	11	(2)	—	2	8	—	(5)	11	2	(9)	—	9	131	5
217	207	177	34	7	15	42	191	181	122	80	36	3,015	3,100	2,524
183	150	173	9	(7)	(15)	69	310	210	(122)	(80)	(36)	1,462	1,352	1,616

												152	138	108
												137	164	139
												(296)	—	—
												185	—	—
												7	(18)	73
												185	284	320
												1,277	1,068	1,296

70	36	31	4	4	22	7	27	42	151	106	52	784	628	567
246	233	110	30	103	40	(5)	71	75	72	15	1	1,369	1,199	1,288
—	—	—	—	—	—	—	—	—	—	—	—	27	21	27
316	269	141	34	107	62	2	98	117	223	121	53	2,180	1,848	1,882
												638	276	301
												130	—	—
												(100)	(72)	(162)
												38	26	30
												2,886	2,078	2,051
1,079	1,093	924	202	244	143	—	772	767	145	57	23	9,778	10,042	9,461
108	132	135	—	—	—	—	—	—	—	—	—	473	469	467
217	205	137	27	6	4	—	56	44	18	12	3	1,051	1,016	824
1,404	1,430	1,196	229	250	147	—	828	811	163	69	26	11,302	11,527	10,752
												63	67	67
												11,365	11,594	10,819

4	Southeast Asia	2003	2002	2001	5	Certain comparative segmented disclosures have been reclassified to be consistent with the current year presentation.
Revenues	Indonesia	304	302	332
	Malaysia	85	50	18
	Vietnam	11	5	—
		400	357	350
Property, plant	Indonesia	383	515	508
and equipment	Malaysia	673	565	407
	Vietnam	23	13	9
		1,079	1,093	924

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2 0 0 3    A N N U A L    R E P O R T   67

19.     Information for US Readers

Accounting Principles Generally Accepted in the US

The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which, in most respects, conform to accounting principles generally accepted in the United States (“US GAAP”). Significant differences between Canadian and US GAAP are as follows:

Net income in accordance with US GAAP:

Years ended December 31
(millions of Canadian dollars)	Notes	2003	2002	2001

Net income — Canadian GAAP		1,007	524	733

Foreign exchange loss	4,6	(62)	(56)	(44)
Depreciation, depletion and amortization	1,2,3,6,8,9	45	(26)	(66)
(Loss) gain on derivative instruments	4	(17)	(129)	237
Preferred security charges	6	(38)	(42)	(42)
Deferred income taxes	2	15	51	(95)
Gain on sale of Sudan operations	8	(296)	—	—
ARO Accretion	9	(58)	—	—
Results of discontinued operations, net of tax	8	(57)	(237)	(157)

		(468)	(439)	(167)

Income from continuing operations		539	85	566

Results of discontinued operations, net of tax	8	330	237	157

Income before cumulative effect of changes in accounting principles		869	322	723

Cumulative effect of changes in accounting principles, net of tax	4,9	53	—	(48)

Net income — US GAAP		922	322	675

Income per common share (Canadian dollars)
Basic
Continuing operations		4.19	0.64	4.20
Discontinued operations		2.56	1.76	1.16

Before cumulative effect of changes in accounting principles		6.75	2.40	5.36
Cumulative effect of changes in accounting principles, net of tax		0.41	—	(0.36)

Net income		7.16	2.40	5.00

Diluted
Continuing operations		4.14	0.63	4.12
Discontinued operations		2.53	1.74	1.14

Before cumulative effect of changes in accounting principles		6.67	2.37	5.26
Cumulative effect of changes in accounting principles, net of tax		0.41	—	(0.35)

Net income		7.08	2.37	4.91

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Comprehensive income in accordance with US GAAP:
Years ended December 31
(millions of Canadian dollars)Notes		Notes		2003	2002		2001

Net income — US GAAP				922	322		675

Other comprehensive income, net of tax:
Foreign exchange gain on translation of self-sustaining operations 7				650	170		—

Comprehensive income — US GAAP				1,572	492		675

Balance sheet items in accordance with US GAAP are as follows:
December 31
(millions of Canadian dollars)Notes			2003			2002

	Canadian			US	Canadian		US
	GAAP			GAAP	GAAP		GAAP

Current assets	8	975		975	917		861
Sudan assets held for sale	8	—		—	—		842
Property, plant and equipment	1,2,3,8,9	9,778		10,531	10,042		9,653
Other non-current assets	4,6	612		607	635		651

		11,365		12,113	11,594		12,007
Current liabilities	8	1,218		1,218	989		960
Sudan liabilities held for sale	8	—		—	—		87
Long-term debt	4,6	2,203		2,696	2,997		3,530
Future income taxes	2,8,9	2,088		2,062	2,236		2,127
Other non-current liabilities	9	897		1,208	870		870

		6,406		7,184	7,092		7,574
Shareholders’ equity
Preferred securities	6	431		—	431		—
Common shares		2,725		2,725	2,785		2,785
Contributed surplus	5	73		90	75		92
Cumulative foreign currency translation	4,6,7	(114)		(832)	140		(30)
Accumulative other comprehensive income	7	—		820	—		170
Retained earnings	1-9	1,844		2,126	1,071		1,416

Total liabilities and shareholders’ equity		11,365		12,113	11,594		12,007

1	Gains on property exchanges — Under both US and Canadian GAAP, property exchanges are recorded at the carrying value of the assets given up unless the exchange transaction includes significant cash consideration, in which case it is recorded at fair value. Under US GAAP, asset exchange transactions are recorded at fair value if cash consideration is greater than 25% (10% under Canadian GAAP) of the fair value of total consideration given or received. The resulting differences in the recorded carrying values of these properties result in differences in depreciation, depletion and amortization expense in subsequent years.

2	Income taxes and depreciation, depletion and amortization expense — In 2000, the Company adopted the liability method to account for income taxes. The change to the liability method has eliminated a difference between Canadian and US GAAP, however, in accordance with the recommendations of the Canadian Institute of Chartered Accountants (the “CICA”) the effect of the adoption under Canadian GAAP resulted in a charge to retained earnings, whereas, under US GAAP the future tax costs that gave rise to the Canadian GAAP adjustment have already been reflected in property, plant and equipment. As a result of the implementation method, further differences in depreciation, depletion and amortization expense result in subsequent years. Other adjustments to the Canadian GAAP net income required under US GAAP, as described in this note, have been tax effected as necessary.

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2 0 0 3    A N N U A L    R E P O R T   69

3	Impairments — Under both US and Canadian GAAP, property, plant and equipment must be assessed for potential impairments. Under US GAAP, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, then an impairment loss (the amount by which the carrying amount of the asset exceeds the fair value of the asset) should be recognized. Fair value is calculated as the present value of estimated expected future cash flows. As disclosed in note 1(c),under Canadian GAAP, the impairment loss is the difference between the carrying value of the asset and its net recoverable amount (undiscounted). The resulting differences in recorded carrying values of impaired assets result in further differences in depreciation, depletion and amortization expense in subsequent years. The CICA has adopted a new standard effective for 2004 that will eliminate this US/Canadian GAAP difference.

4	Forward foreign exchange contracts and other financial instruments — The Company has designated, for Canadian GAAP purposes, its derivative financial instruments as hedges of anticipated revenue and expenses. In accordance with Canadian GAAP, payments or receipts on these contracts are recognized in income concurrently with the hedged transaction. The fair values of the contracts deemed to be hedges are not reflected in the Consolidated Financial Statements.

Effective January 1, 2001, for US GAAP purposes, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, as amended, Accounting for Derivative Instruments and Hedging Activities. Effective with the adoption of this standard, every derivative instrument, including certain derivative instruments embedded in other contracts, is recognized on the balance sheet at fair value. The statement requires that changes in the derivative instrument’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Management has not designated any of the currently held derivative instruments as hedges for US GAAP purposes and accordingly these derivatives have been recognized on the balance sheet at fair value with the change in their fair value recognized in earnings. In accordance with the transition provisions of SFAS No. 133, on January 1, 2001, the Company recorded a $48 million after-tax non-cash loss in current earnings as a cumulative effect of accounting change.

5	Appropriation of contributed surplus — In 1992, concurrent with a change in control of the Company, $17 million of contributed surplus was appropriated to retained earnings to eliminate the deficit at June 30, 1992. This restatement of retained earnings is not permitted under US GAAP as the events that precipitated it did not constitute a quasi-reorganization.

6	Preferred securities — Under US GAAP, the Company’s preferred securities are treated as debt rather than equity and accordingly are translated at the rates of exchange in effect at the balance sheet date. Under Canadian GAAP, the preferred securities are translated at the historical rate of exchange. In addition, the annual preferred security charges under US GAAP are classified as an expense rather than a direct charge to retained earnings. Under US GAAP, the cost associated with the issuance of the preferred securities is recorded as an asset and is amortized over the term of the preferred securities. Under Canadian GAAP, this cost, net of tax, is charged directly to shareholders’ equity. The fair market value of the preferred securities at December 31, 2003 was $389 million (2002 — $494 million).

7	Foreign exchange gains and losses on translation of self sustaining operations — Under US GAAP, foreign exchange gains and losses on translation of self-sustaining foreign operations are added, net of tax, to net income in determining comprehensive income. Under Canadian GAAP, such gains and losses are included as a separate component of shareholders’ equity referred to as cumulative translation adjustment.

8	Discontinued operations — Under US GAAP, effective November 1, 2002, the Sudan assets were classified as Assets Held For Sale with the Sudan operating results, net of tax, classified on the income statement as results of operations held for sale. No depreciation, depletion or amortization has been recorded commencing November 1, 2002 related to these assets. The sale closed March 12, 2003.

9	Asset Retirement Obligations (future site restoration and abandonment liabilities) — Effective January 1, 2003, for US GAAP purposes, the Company adopted SFAS No. 143, which changes the method of accruing for costs associated with the retirement of fixed assets which an entity is legally obligated to incur. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period it is incurred and a corresponding increase in the carrying amount of the related long-lived asset.

The majority of the Company’s asset retirement obligations relate to the abandoning of oil and gas wells, pipelines, processing facilities and offshore production platforms. During 2003, the Company’s asset retirement obligation changed as follows.

(millions of Canadian dollars)

ARO liability at January 1, 2003	1,123
Liabilities incurred during year	97
Liabilities settled during year	(28)
Accretion expense	58
Foreign currency translation	(99)

ARO liability at December 31, 2003	1,151

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SFAS No. 143 calls for the ARO liability to include as a component of expected costs, an estimate of the price that a third party would demand and could expect to receive, for bearing the uncertainty inherent in the obligations. This is referred to as the market-risk premium. No amount of market-risk premium has been included in the estimate of the Company’s ARO liability as management does not believe there to be sufficient evidence in the oil and gas industry to estimate any such market premium.

The following table presents the pro forma effects of the retroactive application of this change in accounting principle. There was no pro forma effect on income from discontinued operations.

	2003	2002	2001
Pro forma net income[1]	869	342	665
Pro forma per common share
Basic	6.75	2.55	4.93
Diluted	6.67	2.51	4.84

1 Pro forma net income for 2003 has been adjusted to remove the $53 million cumulative effect of a change in accounting principle attributable to SFAS No. 143.

Newly Issued US Accounting Standards

Variable Interest Entities

In 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 Consolidation of Variable Interest Entities (FIN 46), which is effective January 1, 2004. The Canadian Institute of Chartered Accountants (CICA) issued a similar accounting guideline (AcG 15). FIN 46 and AcG 15 provide guidance as to when a company should consolidate another entity into its Consolidated Financial Statements. A variable interest entity (VIE) is a corporation,partnership, trust, or any other legal structure used for business purposes that either (i) does not have equity investors with voting rights or (ii) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 and AcG 15 require a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns, or both. If a company has previously consolidated a VIE but is not subject to a majority of the risk of loss of its activities nor entitled to receive a majority of its residual returns, such a VIE is required to be deconsolidated. Management is currently evaluating the potential impact of FIN 46 and AcG 15 but does not expect their application to have a significant impact on the Company’s financial position, operating results or cash flows.

Oil and Gas Drilling Rights

Talisman has classified all of its mineral drilling rights as oil and gas properties under the heading property, plant and equipment. Management believes this treatment is consistent with industry practice and management’s understanding of the relevant accounting standards. It is management’s understanding that the Staff of the Securities and Exchange Commission (SEC) is questioning registrants regarding the appropriateness of this accounting treatment, specifically as to whether these costs should be classified as intangible assets on the balance sheet separate from other property, plant and equipment. Further, it is management’s understanding that this issue is being considered by the US Financial Accounting Standards Board (FASB). Management believes resolution of this issue will not materially affect the Company’s results of operations.

Summary US Dollar Information

Unless otherwise noted, all amounts in the Consolidated Financial Statements, including Accounting Principles Generally Accepted in the United States above, are reported in millions of Canadian dollars. The following information reflects summary financial information prepared in accordance with US GAAP translated from Canadian dollars to US dollars at the average exchange rate prevailing in the respective year.

US$ million (except as noted)	2003	2002	2001

Total revenue	3,194	2,835	2,673
Net income	658	205	436
Net income per common share (US$/share)	5.11	1.53	3.23
Average exchange rate (US$/C$)	0.7135	0.6368	0.6457

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